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                                                                 January 7, 1994

Carter Hawley Hale Stores, Inc.
3880 North Mission Road
Los Angeles, California 90031

     Re: Registration Statement on Form S-3

Gentlemen:

     We have examined the Registration Statement on Form S-3 filed by Carter Hawley Hale Stores, Inc. (the "Company") with the Securities and Exchange Commission on January 7, 1994 (the "Registration Statement"), relating to the shelf registration of the sale by the holders thereof of $143,750,000 aggregate principal amount of the Company's 6 1/4% Convertible Senior Subordinated Notes due 2000 (the "Notes") and 11,792,453 shares of the Company's common stock, par value $.01 per share issuable upon conversion of the Notes (the "Shares"). We have examined that certain indenture, dated December 21, 1993 (the "Indenture"), between the Company and Continental Bank, National Association as trustee (the "Trustee") under which the Notes were issued. We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Notes and Shares.

     It is our opinion that the Notes constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and except that we advise you that the enforceability of the Notes is subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law.

     Based on the foregoing, it is our opinion that the Shares, if and when issued upon conversion of the Notes in the manner prescribed in the Indenture, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading "Legal Matters" in the prospectus which is contained in the Registration Statement.

     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes, except as expressly provided in the preceding paragraph.

                                          Respectfully submitted,

                                          Milbank, Tweed, Hadley & McCloy